CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 5, 1999 with respect to the consolidated financial statements of the TIAA Real Estate Account and the related financial statement schedule in the Post Effective Amendment No. 4 to the Registration Statement (Form S-1 No. 333-2809) and the related Prospectus of TIAA Real Estate Account for the offer and sale of interests in the TIAA Real Estate Account, a variable option offered through certain TIAA annuity contracts.


We also consent to the reference therein of our reports dated March 9, 1999, October 9, 1998, December 2, 1998 and March 26, 1999 with respect to the (i) statement of revenues and certain expenses of Bay Court at Harbour Pointe for the year ended December 31, 1997, (ii) statement of revenues and certain expenses of Indian Creek Apartments for the year ended December 31, 1997, (iii) statement of revenues and certain expenses of Bent Tree Apartments for the year ended December 15, 1997, and (iv) statement of revenues and certain expenses of the Colorado for the year ended December 31, 1997, respectively, all as filed with the Securities and Exchange Commission.

We also consent to the use of our report dated March 10, 1999 with respect to the statutory-basis financial statements of Teachers Insurance and Annuity Association of America ("TIAA") included in the Post Effective Amendment No. 4 to the Registration Statement.


                                              /s/ Ernst & Young LLP


New York, New York
April 23, 1999